Exhibit 10.3

MCBC HOLDINGS, INC.

MANAGEMENT INCENTIVE PLAN

ARTICLE 1.

INTRODUCTION

1.1          Establishment. MCBC Holdings, Inc. (the “Company”) hereby establishes a plan of long-term compensation incentives for certain Qualified Executives which plan is known as the MCBC Holdings, Inc. Management Incentive Plan (the “Plan”).

1.2          Purpose. The purpose of the Plan is to advance the interests of the Company by allowing the Company and its Subsidiaries to attract, retain and motivate Qualified Executives by providing them with an opportunity to participate in the potential growth of the Company at the time of the Sale of the Company that is consistent with the long-term economic objectives of the Company and its shareholders.

1.3          Effective Date. This Plan is effective April 25, 2013 (the “Effective Date”) and will terminate on April 25, 2023 (the “Termination Date”) unless terminated earlier under Section 6.1.

1.4          ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to the Participants. It is intended that, with respect to participation by Qualified Directors, ERISA will not apply to the Plan and that, with respect to participation by Qualified Employees, the Plan will be a “top-hat” pension exempt from certain provisions of ERISA as provided in Section 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be interpreted and administered in a manner that is consistent with and gives effect to the foregoing.

1.5          IRC Status. This Plan is intended to be a non-qualified deferred compensation arrangement that will comply in form and operation with the requirements of Section 409A of the Code. The Plan will be construed and administered in a manner that is consistent with and gives effect to such intention.

1.6         Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

(A)         Account. “Account” means a schedule maintained in the Company’s books and records with respect to each Participant which records: (i) the Incentive Shares awarded to the Participant; (ii) the vested or unvested status of such Incentive Shares; and (iii) the amount of Notional Outstanding Shares from time to time. The Account is intended to have no monetary value.

(B)         Award Value. “Award Value” means the value, if any, of the vested Incentive Shares recorded in the Account as determined by the Board of Directors in its sole discretion at the time of the Sale of the Company by multiplying (i) the Participant’s vested Incentive Shares divided by the Notional Outstanding Shares by (ii) Plan Value.

(C)         Board of Directors. “Board of Directors” means the Board of Directors of the Company or, at the Board of Directors’ sole discretion, any committee established by the Board of Directors with authority over the Plan.

(D)         Code. “Code” means the Internal Revenue Code of 1986, as amended (including, when the context requires, all regulations, interpretations and rulings issued thereunder). Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time and any successor provision.

(E)         Company. “Company” means MCBC Holdings, Inc., a Delaware corporation.

(F)          Confidential Information. “Confidential Information” means all nonpublic knowledge, information or property relating to, or used or possessed by, the Company, and includes, without limitation, Trade Secrets, Inventions and innovations, patents, copyrights and works of authorship, all material representations, data, designs, ideas, concepts, drawings, plans, proposals, directions, renderings, models, likenesses, mock-ups, prototypes, and/or all derivations thereof, which are contained within, on or in the documents or things, created or owned by the Company or licensed to the Company by third parties; as well as all non-public information relating to the business methods, products, services, techniques, technical data, designs, processes, formulae, specifications, policies, procedures, financial data, technical know-how, business secrets, methods and procedures of manufacturing and/or operation, product specifications and designs, laminate schedules, research or development projects or the results thereof, business or technical plans and proposals, customer lists, contractual terms, client preferences, affairs and requirements, any information relating to past, present or prospective dealers, customers or clients of the Company, marketing information, and any other proprietary or confidential financial, business or technical information relating to the business operations or activities of the Company, including notes, extracts, memoranda prepared or directed to be prepared by the Participant based on any Confidential Information, regardless of whether such information is owned by the Company or licensed by the Company from third parties; all of which is deemed to be “Confidential Information” regardless of the form of media on or in which such Confidential Information is contained. Notwithstanding the preceding provisions, Confidential Information does not include any information that: (a) is or becomes publicly available through no fault of the Participant; (b) is rightfully known by the Participant without restriction at the time of its receipt from the Company; (c) is received from a third party who did not acquire or disclose such information by a wrongful or tortuous act; or (d) is or has been independently developed by the Participant without reference to any Confidential Information.

(G)         Credit Agreement. “Credit Agreement” means that certain Amended and Restated Credit Agreement among MCBC Holdings, Inc., the several banks and other financial institutions or entities from time to time parties thereto, and Wayzata Investment Partners LLC, as agent, dated as of June 30, 2009 (as the same may be further amended, supplemented, amended and restated or otherwise modified from time to time).

(H)         EBITDA. “EBITDA” shall have the meaning given to such term in the Credit Agreement.

(I)           ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended (including, when the context requires, all regulations, ruling and authoritative interpretations issued thereunder).

(J)          Holder. “Holder” shall have the meaning given to such term in the Indenture.

(K)         Incentive Shares. “Incentive Shares” means the award, if any, of Incentive Shares granted to a Participant pursuant to Section 2.2.

(L)         Indenture. “Indenture” means that certain Indenture dated as of June 30, 2009, among MCBC Holdings, Inc., the several guarantors parties thereto, and Wells Fargo Bank, N.A., as agent (as the same may be amended, supplemented, amended and restated or otherwise modified from time to time).

(M)        Invention. “Invention” means any new or useful discovery or improvement relating to any technology, article, product, composition of matter, process, information system, computer hardware and software, computer application, or computer code in source or object form, design, device, biological material, or machinery, and all technical or business innovations, whether or not patentable or copyrightable, and all related know how, and any trademark or service mark, made or conceived by the Participant alone or with others: (a) during the period of the Participant’s employment with the Company which directly or indirectly relates to the past, present or anticipated business affairs of the Company at the time of the conception or which results from or is suggested by any work which the Participant has done or may do for the Company; or (b) within one (1) year after termination of the Participant’s employment with the Company which is derived from any Confidential Information.

(N)         LTM EBITDA. “LTM EBITDA” means EBITDA for the twelve (12) consecutive calendar months preceding the month in which the Sale of the Company occurs.

(O)         Notional Outstanding Shares. “Notional Outstanding Shares” means one hundred thousand (100,000) shares. The amount of Notional Outstanding Shares may be revised if the Board of Directors determines such revision is necessary or desirable for the proper administration of the Plan.

(P)          Participant. “Participant” means a Qualified Employee or Qualified Director designated by the Board of Directors from time to time during the term of the Plan to receive one (1) or more Incentive Shares granted under the Plan.

(Q)         Person. “Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint stock company, joint venture, estate, association, trust, unincorporated organization or association, business trust, tenancy in common, governmental body or political subdivision thereof, or other entity or group.

(R)         Plan. “Plan” means this MCBC Holdings, Inc. Management Incentive Plan as it may be amended from time to time.

(S)          Plan Value. “Plan Value” shall be calculated by the Board of Directors in its sole discretion at the time of the Sale of the Company by reference to: (i) amounts received by the

Term Lenders under the Credit Agreement subsequent to the Effective Date and to be received by the Term Lenders in connection with the Sale of the Company; plus (ii) amounts received by the Holders under the Indenture subsequent to the Effective Date and to be received by the Holders in connection with the Sale of the Company; plus (iii) amounts received by the owners of the Company’s common stock subsequent to the Effective Date and to be received by the owners of the Company in connection with the Sale of the Company; less (iv) $35,000,000. Plan Value may be revised if the Board of Directors determines in its sole discretion that such revision is necessary or desirable for the proper administration of the Plan.

(T)         Qualified Director. “Qualified Director” means an individual who is a member of the Board of Directors of the Company, is not an officer or employee of the Company, and is identified by the Board of Directors as eligible to participate in the Plan.

(U)         Qualified Employee. “Qualified Employee” means an individual classified by the Company as a full-time, salaried employee (including, without limitation, officers who are also employees) of the Company or one or more Subsidiaries determined to be a member of a select group of key management or highly compensated employees of the Company or one or more Subsidiaries and identified by the Board of Directors, in its sole discretion, as eligible to participate in the Plan.

(V)         Qualified Executive. “Qualified Executive” means a Qualified Director or a Qualified Employee.

(W)        Sale of the Company. “Sale of the Company” means the sale or transfer, whether by merger or otherwise, in a single transaction, of (i) all, or substantially all, of the common stock of the Company, or (ii) all, or substantially all, of the assets of the Company and all of its Subsidiaries, provided that such sale or transfer under clauses (i) or (ii) is not to an affiliate or Subsidiary of the Company or an affiliate or subsidiary of the Company’s shareholders, and is a change in ownership or effective control within the meaning of Section 409A of the Code provided, however, that a Sale of the Company shall not include a dividend or other distribution of cash or other assets of the Company to the Company’s shareholders made with the proceeds of borrowed money, regardless of whether the borrowing incurred to finance such dividend or distribution was incurred prior to or after such dividend or distribution.

(X)         Subsidiary. “Subsidiary” means any corporation, partnership, limited liability company or similar business entity directly or indirectly owned by the Company.

(Y)         Termination of Employment. “Termination of Employment” with respect to a Participant who is a Qualified Employee means a termination of the employment relationship between the Qualified Employee and the Company or any Subsidiary (whether voluntary or involuntary) as determined in accordance with generally applicable corporate policies as in effect from time to time, including, without limitation, termination as a result of the Qualified Employee’s death, expiration or non-renewal of a Qualified Employee’s employment agreement, if any, with the Company or any Subsidiary, or otherwise, provided that such Termination of Employment must also constitute a “separation from service” within the meaning of Section 409A of the Code. A “Termination of Employment” also includes any other change in the Qualified Employee’s working relationship with the Company or any Subsidiary that constitutes a “separation from service” under Section 409A of the Code. The Qualified Employee’s employment relationship will be treated as remaining intact while he or she is on military leave, sick leave, disability leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Qualified Employee will return to perform services) if the period of such leave does not exceed six (6) months, or if longer, so long as the Qualified Employee retains a right to reemployment with the Company or any of its Subsidiaries under applicable statutes or by contract. “Termination of Employment” with respect to a Participant who is a Qualified Director means a termination of a Qualified Director’s service with the Company as a member of the Board of Directors (by resignation or otherwise).

(Z)         Term Lender. “Term Lender” shall have the meaning given to such term in the Credit Agreement.

(AA) Trade Secret. “Trade Secret” means any information, including, without limitation, any formula, pattern, drawing, compilation, program, device, method, technique, computer security information, process, cost data, supplier lists or product or related information, or any Invention, directly or indirectly related to the past, present or anticipated business affairs of the Company, that derives value, actual or potential, from not being generally known to be public or to other persons who can obtain value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain such secrecy.

ARTICLE 2.
BENEFITS

2.1          Account. The Company will establish and maintain an Account for each Participant to record Incentive Shares granted pursuant to Section 2.2 and the vesting of such Incentive Shares.

2.2          Grant of Incentive Shares. Participants will be eligible to receive grants of Incentive Shares under the Plan. Subject to the Board of Directors’ ability to increase or reduce such amount from time to time, a total of fifteen thousand (15,000) Incentive Shares may be granted under the Plan. A grant shall be effective as of the date specified by the Board of Directors. Any Incentive Shares that are forfeited, surrendered or reclaimed shall be available for reissuance by the Company. All awards of Incentive Shares will be made in the sole discretion of the Board of Directors. A new award of Incentive Shares will be cumulative with previously granted Incentive Shares. The Board of Directors will provide the Participant with an Incentive Shares Award Notice And Acknowledgment Agreement (that must be acknowledged by the Participant) in a form substantially similar to Exhibit A hereto (an “Award Notice”) indicating the amount of such Participant’s award of Incentive Shares, including any vesting conditions of such Incentive Shares. The Award Notice may also contain restrictive covenants, a Participant’s agreement to which shall be a condition precedent to the award of Incentive Shares. Participants will be required to acknowledge that they have received, read and reviewed this Plan and been given an opportunity to ask questions regarding the terms and conditions of the Plan.

2.3          Vesting of Incentive Shares. All of a Participant’s unvested Incentive Shares will become vested according to the vesting schedule set forth in such Participant’s Award Notice upon a Sale of the Company which occurs while the Participant is continuously employed by (or providing services to) the Company or any applicable Subsidiary provided that the Participant is in good standing with the Company or any applicable Subsidiary. Any fractional Incentive Share will be rounded up to the nearest whole Incentive Share, with total Incentive Shares vesting hereunder not exceeding the amount awarded as a result of such rounding convention. If a Sale of the Company has not occurred by the Termination Date, the Award Value will be reduced to zero, the Plan will terminate, and all rights under the Incentive Shares will cease.

2.4          Forfeiture of Incentive Shares and Award Value. In the event of a Termination of Employment (including due to a Participant’s resignation), the Participant shall immediately forfeit any and all rights and interests under the Plan with respect to vested and unvested Incentive Shares.

2.5          Adjustment. The Board of Directors, in its sole discretion, may adjust a Participant’s Incentive Shares or Award Value in the event of any capital contributions, distributions or dividends, or in the event of a liquidation, dissolution, sale, transfer, exchange, or other disposition of assets that affects Plan Value if the Board of Directors determines, in its sole discretion, that such adjustment is appropriate to prevent dilution or enlargement of the potential benefits made available under the Plan or with respect to any Incentive Shares.

ARTICLE 3.

DISTRIBUTION

3.1          Time of Distribution. Distribution of a Participant’s Award Value will be made following the Sale of the Company that occurs prior to the Termination Date; such distribution will be paid in a single lump sum payment within sixty (60) days of the date of the closing of a Sale of the Company (subject to applicable withholding pursuant to Section 6.3). Notwithstanding the foregoing, if multiple payments are scheduled to be made in connection with the Sale of the Company subsequent to the date of closing, then for so long as the Participant remains in good standing with the Company or any applicable Subsidiary, then the distribution of a Participant’s Award Value will be made on the same schedule and under the same terms and conditions as such payments are received (not to exceed a five-year period after the Sale of the Company).

ARTICLE 4.

SOURCE OF PAYMENTS; NATURE OF INTEREST

4.1          Source of Payments. Any amounts payable by the Company under this Plan constitute a general unsecured obligation of the Company and any such amounts will be paid by the Company from its general assets.

4.2          Nature of Participant’s Interest. Nothing contained in this Plan is to be construed as providing for assets to be held for the benefit of the Participants or any other Person or Persons to whom benefits are to be paid pursuant to the terms of this Plan, a Participant’s only interest under the Plan being the right to receive the benefits set forth herein. To the extent the Participant or any other Person acquires a right to receive benefits under this Plan, such right is no greater than the right of any unsecured general creditor of the Company.

4.3          Non-Assignability of Incentive Shares and Benefits. The Incentive Shares issued under this Plan and the benefits payable under this Plan (together with the right to receive future benefits) may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

ARTICLE 5.

ADMINISTRATION

5.1          Administration by Board of Directors. The Board of Directors has discretionary power and authority to interpret, construe, apply, enforce and otherwise administer this Plan and to act on behalf of the Company. Any determinations by the Board of Directors in connection with this Plan, including determinations of Award Value or Plan Value, shall be final and binding with respect to all Participants and beneficiaries. Any action taken by the Board of Directors in good faith is binding and conclusive upon all parties in interest and the Board of Directors will not be liable to any Person for any action taken or omitted to be taken in connection with the interpretation, construction, application, enforcement or other administration of this Plan, so long as such action or omission to act be made in good faith.

5.2          Claim Procedures.

(A)      Claim for Benefits. A claim for unpaid benefits under the Plan shall be made in writing to the Board of Directors. If the claim is denied in whole or in part, the Board of Directors shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim. The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Board of Directors determines that special circumstances require an extension of time for determination of the claim, provided that the Board of Directors notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made. A denial shall be in writing and shall contain: (1) the specific reasons for the denial; (2) references to the specific provisions of the Plan (or other applicable Plan document) on which the denial is based; (3) a description of any additional material or information necessary to determine the allowance of the claim and an explanation of why such material or information is necessary; (4) an explanation of the Plan’s review procedure; and (5) a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following a denial on review.

(B)       Request for Review. Within sixty (60) days after receipt of a written notice of denial of the claim, the claimant may file with the Board of Directors a written request for a review of the denial and may submit written comments, documents, records and other information relating to the claimed benefits. Any request for review must be filed within sixty (60) days after receipt of the denial.

(C)       Decision on Review. The Board of Directors shall render a decision on the claim review within sixty (60) days after receipt of a request for review. The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Board of Directors determines that special circumstances require an extension of time for determination of the claim, provided that the Board of Directors notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made. The Board of Directors’ review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. A denial of a claim on review shall set forth in a manner calculated to be understood by the claimant: (1) the specific reasons for the denial; (2) references to the specific provisions of the Plan (or other applicable Plan document) on which the denial is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (4) a statement of the claimant’s right to bring an action under ERISA section 502(a).

(D)       Limitations and Exhaustion. No claim shall be considered under this Section 5.2 unless it is filed with the Board of Directors within one (1) year after the date that the Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the claim. Every untimely claim shall be denied by the Board of Directors without regard to the merits of the claim. No suit may be brought by or on behalf of any Participant on any matter pertaining to this Plan unless the action is commenced in the proper forum within one (1) year from the earlier of (i) the date the claim is determined to first accrue, that is, Participant knew (or reasonably should have known) of the general nature of the dispute giving rise to the action, or (ii) the date the claim was denied. These administrative procedures are the exclusive means for resolving any dispute arising under this Plan. As to such matters, no Participant shall be permitted to litigate any such matter unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted, and determinations by the Board of Directors (including determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

5.3          Indemnification. The Company agrees to indemnify and hold harmless, to the extent permitted by law, each director, officer and employee of the Company and any Subsidiary against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company may make advance indemnification payments to such persons as costs are incurred. The Company has the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

ARTICLE 6.

MISCELLANEOUS

6.1          Amendment or Termination. The Company reserves the right to amend or terminate this Plan in its entirety at any time. No amendment or termination of the Plan will directly or indirectly reduce a Participant’s Award Value as of the effective date of such amendment or termination. The Plan will terminate in its entirety as of the date specified by the Company in a written instrument approved in advance or ratified by the Board of Directors and executed in the name of the Company. In no event will an amendment or termination of this Plan create an acceleration of payment of Participant’s Award Value.

6.2          Inurement; Assignment by Participant. This Agreement is binding upon and inures to the benefit of the Company and its successors and assigns, and the Participants, and their successors, heirs, executors and beneficiaries. Any assignment by a Participant of any rights hereunder shall be made only with the prior written consent of the Board of Directors, which consent may be withheld in the sole discretion of the Board of Directors.

6.3          Withholding. The Company retains the right to withhold from any benefit payment under this Plan and from any other wages payable to a Participant, any and all income, employment, excise and other taxes as the Company deems necessary.

6.4          No Employment or Shareholder Rights. Nothing in this Plan or the written notice of the grant of an Incentive Share, including any vesting requirement, (a) confers on a Qualified Employee any right to continued employment with the Company or any Subsidiary or employment with the Company or any Subsidiary in any particular position, (b) limits the Company’s or Subsidiary’s lawful right to change the terms and conditions of a Qualified Employee’s employment with the Company or Subsidiary, (c) provides any other Participant with any right to continue to provide services to the Company or any Subsidiary, including without limitation as a member of the Board of Directors, or (d) confers on any Participant any rights as a member of or shareholder in the Company or any Subsidiary.

6.5          No Waiver. The waiver by the Company, express or implied, of any right under this Plan or any failure to perform under this Plan does not constitute a waiver of any other right under this Plan or of any other failure to perform under this Plan by the other party.

6.6          Other Benefits. Except to the extent otherwise expressly provided under a specific benefit plan, practice, policy or procedure of the Company, neither amounts awarded pursuant to Article 2 nor amounts paid to a Participant pursuant to Article 3 constitute salary or compensation to a Participant for the purpose of computing benefits to which he or she may be entitled under any employee benefit plan, arrangement or policy. Furthermore, the provisions of this Plan supersede any rights a Participant may have under any similar plan or policy with respect to long-term or incentive compensation offered by the Company, including but not limited to the Company’s 2010 Equity Incentive Compensation Plan.

6.7          No Warranties Regarding Tax Treatment. The Company makes no warranties regarding the tax treatment to the Participant of any awards or payments made pursuant to the Plan, including, without limitation, any potential additional income tax, payroll tax or excise tax that may be owed by a Participant pursuant to Code Sections 409A or 280G, and the Participant will hold the Company and its shareholders, officers, directors, employees, agents and advisors harmless from any liability resulting from any taxes or tax position taken by the Company in good faith in connection with this Plan.

6.8          Notice. All notices, requests, elections, demands and all other communications required or permitted under this Plan must be in writing and will be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid.

6.9          Severability. If any term or provision of this Plan or the application hereof to any Person or circumstance is to any extent invalid or unenforceable, the remainder of this Plan or the application of such term or provision to the Persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of this Plan will be valid and enforceable to the fullest extent permitted by law.

6.10        Governing Law. To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions arising in connection with this Plan, including, without limitation, those pertaining to construction, validity, effect, enforcement and remedies, will be determined in accordance with the internal, substantive laws of the State of Tennessee without regard to the conflict of laws rules.

6.11        Confidentiality. Each Participant agrees to hold the terms of this Plan in strict confidence and agrees not to disclose the terms of this Plan, or the awarding of any Incentive Shares under the Plan, to any Person other than such Participant’s immediate family, attorney or tax professional. Any violation of this provision by a Participant shall result in the immediate forfeiture of any Incentive Shares held by such Participant whether vested or unvested.

6.12        Headings. The headings of articles and sections are included solely for convenience of reference; if there is a conflict between the heading and the text of this Plan, the text will control.

The Company hereby certifies that this Plan was duly adopted effective as of the Effective Date by the Company and approved by the Board of Directors the Company.

MCBC HOLDINGS, INC.

By:	/s/ Chris Keenan

Name:	Chris Keenan

Title:	Director

[Signature Page to Management Incentive Plan]

Exhibit A

MCBC HOLDINGS, INC.

MANAGEMENT INCENTIVE PLAN

INCENTIVE SHARES AWARD NOTICE AND ACKNOWLEDGEMENT AGREEMENT

To:	Participant’s
Name:

Participant’s
Address:

From:		The Board of Directors of MCBC Holdings, Inc.

Date of Grant:		April 25, 2013

Re:		Grant of Incentive Shares

1.                                      Grant of Incentive Shares. Pursuant to Section 2.2 of the MCBC Holdings, Inc. Management Incentive Plan (the “Plan”), the Board of Directors hereby notifies you that you have been selected to be a Participant in the Plan. Capitalized terms used in this Incentive Shares Award Notice And Acknowledgment Agreement (the “Award Notice”) that are not defined herein have the meaning set forth in the Plan.

2.                                      Grant Date. The Incentive Shares awarded to you hereunder are issued effective as of April 25, 2013 (the “Grant Date”).

3.                                      Number of Shares. Pursuant to Section 2.2 of the Plan, the number of Incentive Shares (as defined in the Plan) being granted to you hereunder is XXX Incentive Shares.

4.                                      Vesting. The Incentive Shares awarded hereunder will vest according to the below, non-cumulative vesting schedule in accordance with Section 2.3 of the Plan:

A.            a total of 25% of the Incentive Shares will vest if LTM EBITDA is below $12,500,000;

B.            a total of 50% of the Incentive Shares shall vest if LTM EBITDA is between $12,500,000 and $14,999,999;

C.            a total of 75% of the Incentive Shares shall vest if LTM EBITDA is between $15,000,000 and $17,499,999; and

D. 100% of the Incentive Shares shall vest if LTM EBITDA exceeds $17,500,000.(1)

5.                                      Reference to Plan. This Award Notice and the rights and obligations of the Participant hereunder are subject to the terms and conditions of the Plan. The terms and conditions of the Plan are incorporated herein by reference to the same extent as if fully set forth herein.

6.                                      No Interest as Owner or Employment Agreement. Pursuant to Section 6.4 of the Plan, the Participant acknowledges that this Award Notice creates no equity ownership rights in the Company or any Subsidiary and no rights to employment with the Company or any Subsidiary.

7.                                      Conflict with Plan. This Award Notice shall be construed consistent with the terms of the Plan but, in the event of ambiguities or inconsistencies, the terms and conditions of the Plan shall control. The provisions of this Award Notice shall be binding upon and inure to the benefit of the Company, the Participant and their respective successors-in-interest, permitted assigns and legal representatives. Furthermore, the Participant acknowledges that the provisions of the Plan and this Award Notice supersede any rights the Participant may have under any other similar plan or policy with respect to long-term incentive compensation offered by the Company, including but not limited to the Company’s 2010 Equity Incentive Compensation Plan.

8.                                      Restrictive Covenants. By executing this Award Notice, and as a condition to not only participating in the Plan and the receipt of Incentive Shares, but also the Participant’s continued employment with the Company, the Participant agrees to comply with the following provisions:

a.              Covenant Not To Compete. The Participant agrees that, during the term of the Participant’s employment with the Company and for a period of one (1) year from the date of termination of the Participant’s employment with the Company (whether such termination is with or without cause or results from the Participant’s resignation) (the “Restricted Period”), the Participant shall not, directly or indirectly engage in or with any person, entity, business or activity (whether as an owner, operator, manager, employee, officer, director consultant, advisor, representative or otherwise) in any geographic area where the Company has conducted business within the past twelve (12) months or plans to be doing business within the next eighteen (18) months, which directly or indirectly competes with the business of the Company as now conducted or as conducted as of the date of termination (a “Competing Business”). For purposes of this Award Notice, the term “Competing Business” for purposes of whether a person or entity “directly or indirectly competes with the business of the

(1) For example, if a Participant receives 1,000 Incentive Shares and LTM EBITDA at the time of the Sale of the Company is: (A) $10,000,000, 250 Incentive Shares (or 25% of the Incentive Shares granted) will vest; (B) $13,000,000, 500 Incentive Shares (or 50% of the Incentive Shares) will vest; (C) $17,000,000, 750 Incentive Shares (or 75% of the Incentive Shares) will vest; or (D) $18,000,000, 1,000 Incentive Shares (or 100% of the Incentive Shares) will vest. These examples are for illustrative purposes only.

Company as now conducted” shall mean a person or entity which manufactures, sells and/or distributes inboard boats which are primarily designed for towed water sports.

b.              Covenant Not To Solicit. The Participant shall not, directly or indirectly, during the Restricted Period: (a) take any action to solicit, canvass or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from the Company or accept any business from any of the Company’s current or former customers on behalf of any Competing Business; (b) solicit, induce or attempt to induce any customers, potential customers, clients, potential clients, suppliers, agents or other persons under contract or otherwise having a business relationship with the Company, to discontinue, reduce or alter any such association or business with or from the Company; and/or (c) solicit, induce or attempt to induce any person in the employment of the Company or any consultant to the Company, or who were employees or consultants of the Company during the six (6) month period preceding the date of the Participant’s termination, to (i) terminate such employment, or consulting arrangement, (ii) accept employment, or enter into any consulting arrangement (whether as an employee, consultant, agent, independent contractor or otherwise), with anyone other than the Company, and/or (iii) interfere with any of the customers, suppliers, or clients of the Company in any manner, or which would adversely affect the business of the Company in any manner. For purposes of this paragraph, a “potential client” or a “potential customer” shall mean a person or entity that the Company: (a) is soliciting or has targeted for solicitation in the reasonably foreseeable future as of the termination date of the Participant’s employment with the Company; and/or (b) has, at any time within the six (6) month period prior to the termination date of the Participant’s employment with the Company, been soliciting for any current or contemplated product lines or services offered by the Company. “Potential business” shall mean any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated in any way with the products of the Company.

c.               Covenant To Maintain Confidential Information. During the period of the Participant’s employment with the Company, and after the termination thereof for any reason, the Participant agrees that, because of the valuable nature of the Confidential Information, the Participant shall use the Participant’s best efforts to maintain and protect the secrecy and confidentiality of the Confidential Information. Without in any manner limiting the generality of the foregoing obligation, the Participant agrees that the Participant shall not, directly or indirectly, undertake or attempt to undertake any of the following activities: (i) the disclosure of any Confidential Information to any other person or entity; (ii) the use of any Confidential Information for the Participant’s own purposes; (iii) making any copies, duplicates or reproductions of any Confidential Information; (iv) authorizing or permitting any other person or entity to use, copy, disclose, publish or distribute any Confidential Information; or (v) any activity the Company is prohibited from undertaking or attempting to undertake by any of its present or future clients, customers, suppliers, vendors, consultants, agents or contractors.

d.              Record Keeping; Return of Confidential Information. The Participant further agrees to keep adequate written records of all Inventions made by the Participant, including notebooks, sketches, program listings and the like, which are the property of the Company. The Participant also agrees not to retain or remove from the Company’s premises any records, files or other documents or copies thereof or any other Confidential Information whatsoever, and the Participant agrees to surrender same to the Company, wherever such Confidential Information is located, upon three (3) days’ request from the Company, or immediately upon termination of the Participant’s employment with the Company for any reason.

e.               Covenant Not To Disparage. The Participant agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, employees, agents, representatives, equity holders or affiliates, either orally or in writing, at any time; provided that the Participant may confer in confidence with the Participant’s legal representatives and make truthful statements as required by law.

f.                Interpretation; Severability. The various covenants and provisions of this Section 8 are intended to be severable and to constitute independent and distinct binding obligations. In the event the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. To the extent a court of competent jurisdiction determines that any provision of this Section 8 shall be deemed severed in its entirety or shall otherwise be modified, such determination shall not impair the validity of any other covenant or provision or part thereof and shall not impact or otherwise prevent the forfeiture of any and all rights under this Award Notice by the Participant pursuant to the Plan. Any breach or violation by the Participant of the provisions of this Section 8 shall toll the running of any time periods set forth in this Section 8 for the duration of any such breach or violation.

g.               Entire Agreement. To the extent the Participant is not subject to more restrictive covenants with the Company, the provisions of this Section 8 constitute the entire agreement between the Company and the Participant with respect to restrictive covenants, and supersede all prior agreements, both oral and written, between the parties with respect to such restrictive covenants. In the event that the Participant is subject to more restrictive covenants with the Company, the more restrictive provisions shall control, to the extent enforceable, and shall be treated as if fully restated herein. The Participant expressly acknowledges that, as used in this Section 8, the term “Company” shall include the Company, its parent and related entities, and any of its direct or indirect subsidiaries.

9.                                      Injunctive Relief. The Participant agrees that the Company has a legitimate business interest to protect justifying the restrictive covenants set forth in Section 8. Such legitimate business interests include: (i) trade secrets; (ii) valuable confidential business information that does not otherwise qualify as a trade secret; (iii) substantial relationships with prospective or existing customers; and (iv) customer goodwill. The Participant recognizes and acknowledges that a breach of the covenants contained in Section 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. The Participant further acknowledges that the enforcement of the covenants set forth above will not in any manner preclude the Participant, in the event of termination, from becoming gainfully employed in such manner and to such extent as to provide a standard of living for the Participant, and Participant’s dependents, of at least the sort and fashion to which the Participant has become accustomed and may expect. Accordingly, the Participant agrees that in the event of a breach or an alleged or threatened breach of any of the covenants contained in Section 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief in order to enforce or prevent any violations of the provisions hereof. Participant hereby waives any right to require the Company to post a bond, cash or other surety for such injunctive relief, and further agrees that he/she will not oppose the Company’s petition for injunctive relief on grounds that monetary damages are sufficient and that equitable relief is therefore not warranted, and Participant hereby waives any such defense.

10.                          Survival. The provisions of this Award Notice shall survive the expiration or termination of the award of Incentive Units, in each case for the periods set forth above.

11.                          Miscellaneous.

a.              Applicable Law. This Agreement and any conflicts arising hereunder or related hereto shall be governed by, and construed under, the laws of the State of Tennessee, all rights and remedies being governed by said laws, regardless of the laws that might otherwise govern under applicable principles, to the fullest extent permitted by law, of conflicts of laws.

b.              Jurisdiction. THE PARTICIPANT HEREBY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF TENNESSEE, NORTHERN DIVISION, SITTING IN KNOXFILLE, TENNESSEE AND OF ANY TENNESSEE STATE COURT IN KNOX COUNTY AND BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, THE PARTICIPANT ACCEPTS FOR HIMSELF OR HERSELF THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH PROCEEDINGS, AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.

c.               Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTICIPANT WAIVES ANY AND ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY MATTERS HEREUNDER.

12.                               Acknowledgement. By executing this Award Notice, the Participant acknowledges that the covenants set forth above are of special importance to the Company and are a substantial inducement to the Company to (i) provide for Participant’s participation in the Plan, (ii) grant Incentive Units under this Award Notice, and (iii) continue Participant’s employment by (or service to) the Company. Further, by executing this Award Notice, the Participant acknowledges he or she has received a copy of the Plan, has read the terms and provisions of the Plan, has had an opportunity to consult with his or her legal advisor, and has been given an opportunity to ask questions of or request additional information from the Company or the Board of Directors.

MCBC HOLDINGS, INC.

By:
A Member of the Board of Directors

Acknowledged and accepted by:

PARTICIPANT

By:

Name:

Date: